EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

Fashionista Distributor Holdings Inc.

Pursuant to the provisions of Sections 78.385, 78.390 and 78.403 of the Chapter 78 of the Nevada Revised Statutes (together with any successor statutes “NRS”), Fashionista Distributor Holdings Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby amends and restates its original Articles of Incorporation in their entirety to read as set forth in these Amended and Restated Articles of Incorporation of the Corporation (these “Amended and Restated Articles of Incorporation” and as subsequently amended, restated, amended and restated, or otherwise modified from time to time, including any duly filed certificate of designation relating thereto, these “Articles of Incorporation”).

1.       The name of the corporation is Fashionista Distributor Holdings Inc. (the “Corporation”).

2.       The registered agent for services of process is Republic Registered Agent LLC. The address of the registered agent is 1810 East Sahara Avenue, Suite 212, Las Vegas, NV 89104.

3.       (a)    Upon these Amended and Restated Articles of Incorporation becoming effective pursuant to the Chapter 78 of the NRS, the total number of shares of capital stock which the Corporation shall have authority to issue is 120,000,000 shares, of which (i) 100,000,000 shares are designated as common stock with a par value of $0.0001 per share (the “Common Stock”), and (ii) 20,000,000 shares are designated as preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).

                  (b)    The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more series and such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time, including but not limited to:

(i)      the designation of such class or series;

(ii)     the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or non-cumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation;

(iii)    whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv)    the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

(v)     whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

(vi)    the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such class or series shall be entitled;

(vii)   the restrictions, if any, on the issue or reissue of any additional shares or any class or series of Preferred Stock; and

(viii)  the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distribution of assets of, the Corporation.

(c)            Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

(d)            No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

4.      The number of directors to serve on the board of directors shall be determined from time to time pursuant to the provision of the bylaws of the Corporation, except at no time shall there be less than one director.

5.       The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized in Nevada.

6.       The provisions of NRS Sections 78.378 to 78.3793, inclusive, shall be inapplicable to the Corporation.

7.        The provisions of NRS Sections 78.411 to 78.444, inclusive, shall be inapplicable to the Corporation.

8.       Except as otherwise provided by law, a director or officer is not individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that, (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

9.       The Corporation shall provide indemnification to its directors and officers to the maximum extent permitted by law. The Corporation shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the Corporation. The Corporation reserves the right to purchase or procure insurance in connection with its indemnification obligations.

10.     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation in the manner now or hereafter permitted by Nevada law, and all rights conferred upon stockholders granted by these Articles are subject to reservation.

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